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                                                                    Exhibit 23.5

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the use in this Registration Statement No. 333-129806 on Amendment No. 3 to Form F-1 of WiderThan Co., Ltd. of our report dated September 1, 2004, except as to Note 15, as to which the date is October 8, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity's ability to continue as a going concern), related to the financial statements of Ztango, Inc. and subsidiaries as of and for the year ended December 31, 2003, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such prospectus.





/s/ Deloitte & Touche LLP

Deloitte & Touche LLP



McLean, VA
December 6, 2005